Exhibit 99.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of November 24, 2024, is by and among (i) Quikrete Holdings, Inc., a Delaware corporation (“Parent”), and (ii) in their respective capacities as record and beneficial owners of Common Shares (as defined below), Cementos Argos S.A., a sociedad anónima incorporated in the Republic of Colombia (“Cementos”), Argos SEM LLC, a Delaware limited liability company (“Argos SEM”), Valle Cement Investments, Inc., a sociedad anónima incorporated in the Republic of Panama (“Valle Cement” and, together with Cementos and Argos SEM, the “Stockholders”). Each of Parent and the Stockholders are sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, Summit Materials, Inc., a Delaware corporation (the “Company”), and Soar Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);

B. As of the date hereof, (i) each Stockholder is the record holder and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Class A common stock, par value $0.01 per share, of the Company (“Common Shares”) set forth next to such Stockholder’s name on Schedule A hereto (the “Owned Shares”, and the Owned Shares together with any additional Common Shares or other equity interests of the Company (other than the Preferred Share (as defined below)) that the Stockholder may own as of the date hereof or acquire record and/or beneficial ownership of after the date hereof (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Shares by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), the Stockholder’s “Covered Shares”) and (ii) Cementos is the record holder and “beneficial owner” of one share of preferred stock, par value $0.01 per share (the “Preferred Share”), collectively being all of the Common Shares and Preferred Shares owned of record or beneficially by the Stockholders as of the date hereof;

C. As a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent has required Stockholders, and each Stockholder has agreed to, enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1 “Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such time as the Merger Agreement is validly terminated in accordance with the terms of Article 10 of the Merger Agreement, (c) the termination of this Agreement by written agreement of all of the Parties, (d) the date on which any amendment or waiver to the Merger Agreement is effected without the prior written consent of Cementos that (i) decreases the Merger Consideration, (ii) changes the form of the Merger Consideration or (iii) is otherwise adverse to the Stockholders in their capacities as record and beneficial owners of Covered Shares, in any material respect, or (e) the occurrence of an Adverse Recommendation Change in respect of an Intervening Event in accordance with Section 6.04(b)(ii)(B) of the Merger Agreement.

1.2 “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, gift, tender, exchange, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, gift, tender, exchange, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of the Covered Shares or any interest in the Covered Shares (in each case other than this Agreement); (b) the deposit of the Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to the Covered Shares or the grant of any proxy or power of attorney (other than this Agreement or the proxy or power of attorney existing in the Stockholder Agreement as in effect as of the execution of this Agreement) with respect to the Covered Shares; or (c) any contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above; provided, that liens on the Covered Shares in favor of a bank or broker-dealer, in each case holding custody of or otherwise lending against the Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder (“Permitted Pledge”).

2. Agreement to Not Transfer the Covered Shares.

(a) Until the earlier of the Expiration Time and such time as the Company Stockholder Approval has been obtained, each Stockholder agrees not to Transfer or cause or permit the Transfer of, directly or indirectly, the Covered Shares, other than with the prior written consent of Parent or as permitted by Section 2(b). Any Transfer or attempted Transfer of the Covered Shares in violation of this Section 2(a) shall be null and void and of no effect whatsoever.

(b) Section 2(a) above shall not prohibit or otherwise restrict a Transfer of the Covered Shares to any other Stockholder or any of the Affiliates of any Stockholder in accordance with the Stockholder Agreement; provided, however, that such Transfer shall be permitted only if (1) all of the representations and warranties in Section 6 of this Agreement with respect to the Stockholders would be true and correct in all material respects upon such Transfer, subject to necessary adjustment as a result of such Transfer and (2) the transferee has agreed in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

3. Agreement to Vote the Covered Shares.

3.1 Voting Agreement. Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, each Stockholder irrevocably and unconditionally agrees to cause to be present in person or represented by proxy and to vote (including via proxy) all of the Covered Shares (or, if applicable, cause the holder of record on any applicable record date to vote (including via proxy) all of the Covered Shares) (a) in favor of any proposal to approve the adoption of the Merger Agreement and approve the Merger; (b) in favor of any proposal to postpone, recess or adjourn a meeting at which there is a proposal for stockholders of the Company to approve the adoption of the Merger Agreement to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement or if there are not sufficient Common Shares present in person or represented by proxy at such meeting to constitute a quorum; and (c) against, and not provide any written consent with respect to or for, the approval or adoption of (i) any amendment or modification of the Company’s organizational documents, any reorganization, recapitalization, sale of all or substantially all of the assets, liquidation or winding up of, or any other extraordinary transaction involving the Company or any of its Subsidiaries or any other action or agreement that is intended or would reasonably be expected to, result in any of the conditions to the Company’s, Parent’s or Merger Sub’s obligations set forth in Article 9 under the Merger Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or such Stockholder contained in this Agreement, (ii) any Acquisition Proposal, (iii) any proposal that delays or imposes any additional restrictions or conditions on the payment of the Merger Consideration or imposes any additional conditions on the consummation of the Merger, or (iv) any proposal that alters or changes the amount or kind of consideration to be paid to the holders of Company Securities in connection with the Merger.

3.2 Quorum; Procedure. Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof) at which the Merger Agreement (or any amended version thereof) or the transactions contemplated by the Merger Agreement, are submitted for the consideration and vote of the stockholders of the Company, each Stockholder shall be represented in person or by proxy at such meeting (or, if applicable, cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum. Any vote required to be cast hereunder shall be cast in accordance with all applicable procedures so as to ensure that it is duly counted for purposes of establishing a quorum and for purposes of recording the results of that vote.

3.3 Return of Proxy. Each Stockholder hereby revokes (and agrees to cause to be revoked and to promptly communicate in writing notice of such revocation to the relevant proxy holder) any proxies that such Stockholder has heretofore granted with respect to the Covered Shares; provided that, for the avoidance of doubt, no Stockholder revokes (and shall not cause to be revoked) any proxies granted pursuant to the Stockholder Agreement. Each Stockholder shall execute and deliver (or, if applicable, cause the holder of record to execute and deliver), promptly upon receipt (but in any event no later than the deadline for the timely return of such proxy card or voting instructions), any proxy card or voting instructions it receives that are sent to stockholders of the Company soliciting proxies with respect to any matters described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Parent to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

3.4 No Inconsistent Agreements.

(a) Each Stockholder hereby represents, warrants, covenants and agrees that, except for this Agreement or pursuant to the Stockholder Agreement, it (i) has not entered into, and shall not enter into at any time prior to the Expiration Time, any voting agreement or voting trust with respect to the Covered Shares, except to the extent permitted hereunder and (ii) has not granted, and shall not grant at any time prior to the Expiration Time, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

(b) Until the Expiration Time, the Stockholder shall not, shall cause its Subsidiaries not to and shall instruct its and their respective Representatives acting on their behalf not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly induce the making, submission or announcement of, or knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, participate in, engage in or respond to any discussions or negotiations with or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal by such Third Party or that would reasonably be expected to lead to an Acquisition Proposal, or (iii) enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an Acquisition Proposal. Until the Expiration Time, each Stockholder shall, and shall cause its Subsidiaries and its and their Representatives acting on their behalf to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any third party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal.

(c) Until the Expiration Time, each Stockholder shall not, shall cause its Subsidiaries not to and shall instruct its and their respective Representatives acting on their behalf not to, directly or indirectly, (i) make any Acquisition Proposal to the Company, (ii) form or join a “group” (as defined in Section 13(d)(3) under the Exchange Act) for the purpose of making any Acquisition Proposal, (iii) other than in accordance with Section 9.10, make any public announcement with respect to any extraordinary transaction involving the Company or its Subsidiaries or its or its Subsidiaries’ securities or material assets, or (iv) agree (whether or not in writing) to take any of the actions referred to in this Section 3.4(c).

(d) Any action taken in violation of the foregoing shall be null and void ab initio.

(e) This Agreement shall not restrict the ability of any Stockholder to review any Acquisition Proposal or Superior Proposal received by the Company and shared with such Stockholder and to discuss and confirm to the Company the willingness of such Stockholder to support and sign a voting and support agreement with respect to such Acquisition Proposal or Superior Proposal in the event the Merger Agreement is terminated in accordance with Section 10.01(d)(i) of the Merger Agreement.

3.5 Acquisitions of Common Shares. Prior to the Expiration Time, in the event that any Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Common Shares or other voting securities with respect to the Company, such Common Shares or voting securities shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Common Shares held by such Stockholder will be deemed amended accordingly and such Common Shares or voting securities shall automatically become subject to the terms of this Agreement. The applicable Stockholder shall promptly notify Parent of any such event.

4. Waiver of Certain Actions; Stop Transfer. Each Stockholder hereby agrees that (a) it shall not commence or pursue and (b) it shall take all actions necessary to opt out of any class in any class action with respect to, in each of cases (a) and (b), any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates, successors, directors, managers or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger), (ii) alleging a breach of any duty of the Board of Directors of the Company in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby, including the Merger, or (iii) seeking Appraisal Rights (as defined herein) prior to the Expiration Time in connection with the Merger. The Stockholder hereby agrees that it shall not assert, exercise or perfect, directly or indirectly, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”), in each case, prior to the Expiration Time. Each Stockholder hereby agrees that it shall not request that the Company register any transfer of any Certificate or Uncertificated Share or other interest representing the Covered Shares made in violation of the restrictions set forth in Section 2 until the Expiration Time. Notwithstanding the foregoing, nothing in this Section 4 shall constitute, or be deemed to constitute, a waiver or release by any Stockholder of any claim or cause of action against Parent to the extent arising out of a breach of this Agreement by Parent.

5. Fiduciary Duties. Nothing in this Agreement shall limit or restrict any actions taken by any Affiliate of the Stockholders, solely in such Affiliate’s capacity as a director of the Company in order to comply with his or her fiduciary duties while acting in such capacity as a director of the Company or fulfilling the obligations of such role, including by voting, solely in his or her capacity as a director of the Company, in his or her sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholders solely in their respective capacities as stockholders of the Company), including with respect to Section 6.04 of the Merger Agreement. In this regard, no Stockholder shall be deemed to make any agreement or understanding in this Agreement in such Stockholder’s Affiliates’ capacity as a director of the Company. The representations, warranties, covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder and the Covered Shares.

6. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

6.1 Due Authority. Such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. Such Stockholder (a) is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable and (b) has all requisite corporate or similar power (as applicable) and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to grant the proxy described in Section 3.4(b), to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance of such Stockholder’s obligations hereunder, the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement, or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

6.2 Ownership of the Covered Shares. (a) Such Stockholder is, as of the date hereof, the record and beneficial owner of the Covered Shares set forth next to its name on Schedule A hereto, free and clear of any and all encumbrances other than those (i) created by this Agreement, or (ii) under the Stockholder Agreement, (iii) arising under applicable securities Laws or (iv) that constitute a Permitted Pledge, and (b) such Stockholder, together with the other Stockholders has voting and dispositive power over all of the Covered Shares owned of record and beneficially by such Stockholder. Such Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any Common Shares or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Common Shares or other voting shares of the Company, including Company Securities) other than the Owned Shares and the Preferred Share.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the compliance by such Stockholder with any provisions hereof does not and will not: (i) conflict with or violate any Laws, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares of such Stockholder pursuant to any Contract or obligation to which such Stockholder is a party or by which such Stockholder is subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the performance by it of its obligations contemplated hereby, except, in each case, as would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impair or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder.

6.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

6.5 Stockholder Has Adequate Information. Each Stockholder acknowledges that it is a sophisticated investor with respect to the Covered Shares and has adequate information concerning the business and financial condition of the Company and the transactions contemplated by the Merger Agreement to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any Affiliate of Parent and the Company, and based on such information as such Stockholder has deemed appropriate, made such Stockholder’s own analysis and decision to enter into this Agreement. Each Stockholder has received and reviewed a copy of this Agreement and the Merger Agreement and such Stockholder acknowledges that it has had the opportunity to seek, and has sought, independent legal advice prior to executing this Agreement and fully understands and accepts all of the provisions hereof and of the Merger Agreement.

6.6 Brokers. No broker, investment banker, financial advisor, finder, agent or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by Parent or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder in such Stockholder’s capacity as such (excluding, for the avoidance of doubt any such broker, investment banker, financial advisor, finder, agent or other person retained or engaged by the Company).

7. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that:

7.1 Due Authority. Parent has the full power and authority to make, enter into and carry out the terms of this Agreement. Parent (a) is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, and (b) has all requisite corporate or similar power (as applicable) and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement, or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Stockholders, constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

7.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with any provisions hereof does not and will not, conflict with or violate any Laws.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the performance by it of its obligations contemplated hereby, except, in each case, as would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impair or otherwise adversely impact Parent’s ability to perform its obligations hereunder.

7.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

8. Restrictive Covenant Agreement.

8.1 So long as each of the RCA Conditions has been satisfied, (a) the Parent agrees to take all actions necessary or advisable to ensure that, effective as of immediately following the Closing, Sections 3 (Non-Compete) and 4 (ROFO Opportunities) of the Restrictive Covenant Agreement, dated as of January 12, 2024 (the “RCA”), by and between Grupo Argos S.A., Cementos, and the Company, shall be of no further force and effect, including to, and to cause the Company to execute and deliver a written amendment to the RCA in the form attached hereto as Exhibit A effective immediately after the Closing, and (b) Parent agrees that neither it nor any of its Affiliates shall attempt to enforce such provisions after the Closing.

8.2 “RCA Conditions” means (a) each Stockholder voted (in person or by proxy) in favor of each proposal to approve the adoption of the Merger Agreement and approve the Merger at each applicable Company Stockholders Meeting to the extent required under this Agreement and (b) the Closing has occurred.

9. Miscellaneous.

9.1 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Shares”, and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.2 Amendments and Waivers. This Agreement may be amended or any provision of this Agreement may be waived by the Parties; provided, that (i) any amendment shall be binding only if such amendment is set forth in a writing executed by each of the Stockholders and Parent, and (ii) any waiver of any provision of this Agreement shall be effective against any Stockholder or Parent only if set forth in a writing executed by such Stockholder or Parent, as applicable; provided, further, that this Agreement may not be amended or modified and no provision may be waived without the prior written consent of the Company. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

9.3 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such fees, costs or expenses.

9.4 Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (New York time) (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided, that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after such email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 9.4). Such communications must be sent to the respective Parties at the following street addresses or email addresses (as may be amended, supplemented or modified from time to time in writing); (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given in accordance with this Section 9.4 shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):

(a) if to the Stockholders, to:

Cementos Argos S.A.

Carrera 43A # 1A sur – 143

Centro Santillana, Torre Norte, Piso 3

Medellín, Colombia

Attention:  Maria Isabel Echeverri

Email:    [***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:   Sergio Galvis; Scott Crofton

E-mail:   galviss@sullcrom.com

    croftons@sullcrom.com

(b) if to Parent, to:

Quikrete Holdings, Inc.

5 Concourse Parkway, Suite 1900

Atlanta, GA 30328

Attention:  Nick Ivezaj

E-mail:    [***]

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

600 Peachtree St. NE, Suite 3000

Atlanta, Georgia 30308

Attention:  David Ghegan; Steven Khadavi

E-mail:   david.ghegan@troutman.com

   steven.khadavi@troutman.com

9.5 Governing Law. This Agreement and all Proceedings against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, shall be interpreted, construed, governed by, and enforced in accordance with, the Laws of the state of Delaware, including, its statutes of limitations, without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

9.6 Jurisdiction. Each of the Parties agrees that: (a) it shall bring any Proceeding against any other Party in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (b) solely in connection with such Proceedings, (1) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (2) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (3) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (4) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.4 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (5) it shall not assert as a defense any matter or claim waived by this Section 9.6 or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

9.7 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING AGAINST ANY OTHER PARTY HERETO WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH PROCEEDING. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND CERTIFIES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES HERETO WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE INSTRUMENTS OR OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 9.7.

9.8 Counterparts and Signature. This Agreement (i) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (ii) shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

9.9 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the respective Stockholder, and Parent shall have no authority to exercise any power or authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

9.10 Documentation and Information. No Stockholder shall make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and the Company, except as may be required by applicable Law (provided that reasonable notice of, and opportunity to comment on, any such disclosure will be provided to Parent and the Company), and each Stockholder will consider in good faith the reasonable comments of Parent and the Company with respect to such disclosure and otherwise cooperate with the Parent and the Company in obtaining confidential treatment with respect to such disclosure (at the sole cost and expense of Parent or the Company, as applicable); provided, however, that after the issuance of any press release or the making of any public statement by Parent or the Company or by any Stockholder with respect to which the foregoing consultation procedures have been followed, any

Stockholder may issue such additional publications or press releases and make such other customary announcements without consulting Parent so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with those issued or made by Parent or the Company or respect to which the other party had consented (or been consulted) in accordance with the terms of this sentence. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including the disclosure of this Agreement), in any press release, the Proxy Statement, any applicable Current Report on Form 8-K and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (provided that reasonable notice of, and opportunity to comment on, any such disclosure will be provided to the Stockholders, and Parent and the Company will consider in good faith the reasonable comments of the Stockholders with respect to such disclosure), and each Stockholder acknowledges that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Each Stockholder agrees to promptly give the Company and Parent any information it may reasonably require for the preparation of any such disclosure documents, and each Stockholder agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. The Stockholders shall, if applicable and required, promptly and in accordance with applicable law amend their Schedule 13D filed with the SEC to disclose this Agreement and shall provide a draft of such amendment to Parent and the Company for their review and will consider in good faith the reasonable comments of Parent and the Company thereto prior to making such filing. Parent shall not make any public announcement regarding any Stockholder or this Agreement without the prior written consent of such Stockholder (such consent not to be unreasonably withheld, conditioned or delayed) and the Company, except as may be required by applicable Law.

9.11 Further Assurances. Each Party agrees that it shall, from time to time, at the reasonable request of the other Parties and without further consideration, execute and deliver such additional documents and take such further action as may be reasonably required to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement.

9.12 Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the earlier of Expiration Time and such time as the Company Stockholder Approval has been obtained, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time; provided, that such stop transfer order will not be applicable to any Transfer effectuated in compliance with Section 2 hereof.

9.13 Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to an injunction to specifically the terms and provisions of this Agreement or restrain any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Sections 9.5, 9.6, and 9.7, in the Chosen Courts, without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

9.14 Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.

9.15 Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.

9.16 Assignment; Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any Stockholder or Parent without the prior written consent of Parent or the Stockholders, respectively. Any attempted assignment of this Agreement or any of the rights or obligations hereunder other than in accordance with the terms of this Section 9.16 shall be void ab initio. Nothing in this Agreement, express or implied, will confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement; provided that the Parties hereby acknowledge and agree that the Company is an express third party beneficiary of, and may enforce, Sections 2(b), 9.2, 9.10 and 9.19 (including by seeking any remedy available pursuant to Section 9.12); provided, further, that any action by the Company to enforce this Agreement shall be subject to the provisions set forth in Sections 9.5, 9.6 and 9.7.

9.17 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality,

validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.18 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.

9.19 Termination. This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the Expiration Time; provided that the provisions of Sections 8, 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, 9.13, 9.14, 9.15, 9.16 and 9.19 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

CEMENTOS ARGOS S.A.

By:	/s/ Maria Isabel Echeverri
Name:	Maria Isabel Echeverri
Title:	Vice President

ARGOS SEM LLC

By:	/s/ Gustavo Adolfo Uribe
Name:	Gustavo Adolfo Uribe
Title:	President

VALLE CEMENT INVESTMENTS, INC.

By:	/s/ Gari Manuel de la Rosa
Name:	Gari Manuel de la Rosa
Title:	Vice President

QUIKRETE HOLDINGS, INC.

By:	/s/ William R. Magill
Name:	William R. Magill
Title:	Chief Executive Officer

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule A

Name	Common Shares Held of Record
Argos SEM LLC*	48,547,584
Valle Cement Investments, Inc.*	6,172,416

*

Cementos is the sole shareholder of Argos SEM and sole shareholder of Valle Cement. By reason of these relationships and the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each Stockholder may be deemed to beneficially own the shares of Common Stock directly owned by Valle Cement and Argos SEM.

Exhibit A

Form of Amendment to Restrictive Covenant Agreement

This FIRST AMENDMENT TO THE RESTRICTIVE COVENANT AGREEMENT (this “Amendment”) dated as of [•], 2025, is entered into by and among Summit Materials, Inc., a Delaware corporation (the “Company”), Grupo Argos S.A., a sociedad anónima incorporated in the Republic of Colombia (“Grupo”), and Cementos Argos S.A., a sociedad anónima incorporated in the Republic of Colombia (“Cementos”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Restrictive Covenant Agreement, dated as of January 12, 2024 (the “Agreement” and as amended, modified, supplemented or restated hereby and from time to time, the “Amended Agreement”), by and among Grupo, Cementos, and the Company. Each of the Company, Grupo and Cementos are sometimes referred to as a “Party” and collectively as the “Parties.”

WHEREAS, contemporaneously with the execution and delivery of this Amendment, pursuant to the Agreement and Plan of Merger, dated as of November 24, 2024, by and among Quikrete Holdings, Inc., a Delaware corporation (“Parent”), the Company, and Soar Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub is merging with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Company, Grupo, and Cementos desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Amendments. The Agreement is hereby amended as follows:

(a) Each of the definitions in Section 1 of the Agreement that is used solely in Section 3 and/or Section 4 of the Agreement is hereby deleted.

(b) Section 3 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Section 3. Intentionally Omitted.”

(c) Section 4 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Section 4. Intentionally Omitted.”

(d) Section 10 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Section 10. Termination. This Amended Agreement shall terminate and be of no further force and effect on the second anniversary of the Closing Date.”

2. Document References. Each reference in the Agreement to the Agreement shall be deemed to be a reference to the Amended Agreement.

3. Effectiveness. This Amendment shall be effective from and after the completion of the Merger.

4. Full Force and Effect; Ratification. As amended, terminated or released by this Amendment, the Amended Agreement shall continue to remain in full force and effect. The Amended Agreement constitutes the valid and binding obligations of the Company, Grupo and Cementos.

5. Miscellaneous. Sections 8 (Rights and Remedies), 9 (Severability), 11 (Amendments and Waivers), 12 (Counterparts), 13 (Governing Law), 14 (Jurisdiction), 15 (WAIVER OF JURY TRIAL), 16 (Successors and Assigns) and 17 (Entire Agreement) of the Agreement shall apply to this Amendment mutatis mutandis.

[signature pages follow]

2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

GRUPO ARGOS S.A.

By:
Name:
Title:

CEMENTOS ARGOS S.A.

By:
Name:
Title:

SUMMIT MATERIALS, INC.

By:
Name:
Title:

[Signature Page to First Amendment to Restrictive Covenant Agreement]